EXHIBIT 10.1


                             NIKE, Inc.
                 Executive Performance Sharing Plan
       (Approved by shareholders September 1995, 2000 and 2005)


       This is the Executive Performance Sharing Plan of NIKE, Inc. for the payment of incentive compensation to designated employees.

       Section 1.  Definitions.  The following terms have the following meanings:

       Board:  The Board of Directors of the Company.

       Code:  The Internal Revenue Code of 1986, as amended.

       Committee: The Personnel Committee of the Board, provided however, if the Personnel Committee of the Board is not composed entirely of Outside Directors, the "Committee" shall mean a committee composed entirely of at least two Outside Directors appointed by the Board from time to time.

       Company:  NIKE, Inc.

       Exchange Act:  The Securities Exchange Act of 1934, as amended.

       Outside Directors: The meaning ascribed to this term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

       Performance Target: An objectively determinable level of performance as selected by the Committee to measure performance of the Company or any subsidiary, division, or other unit of the Company for the Year based on one or more of the following: net income, net income before taxes, operating income, revenues, return on sales, return on equity, earnings per share, total shareholder return, or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring, or other special charges, as determined by the Committee at the time of establishing a Performance Target.

       Plan:  The Executive Performance Sharing Plan of the Company.

       Target Award: An amount of cash compensation to be paid to a Plan participant based on achievement of a particular Performance Target level established by the Committee, expressed as a percentage of the participant's base salary at the beginning of the Year, determined in accordance with guidelines established by the Committee.

       Year:  The fiscal year of the Company.

       Section 2.  Objectives.  The objectives of the Plan are to:

      (a) recognize and reward on an annual basis the Company's corporate officers for their contributions to the overall profitability and performance of the Company; and

      (b) qualify compensation under the Plan as "performance based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

      Section 3. Administration. The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

      Section 4. Participation. Participation in the Plan shall be limited to individuals who are corporate officers of the Company.

      Section 5. Determination of the Performance Targets and Awards. The Committee shall determine, in its sole discretion, the Performance Targets and Target Award opportunities for each participant, within 90 days of the beginning of each Year. The Committee may establish (i) several Performance Target levels for each participant, each corresponding to a different Target Award opportunity, and (ii) different Performance Targets and Target Award opportunities for each participant in the Plan. The maximum Target Award opportunity under the Plan for a participant in any Year shall be the lesser of 200% of the participant's base salary established at the beginning of the Year, or $5 million. For competitive reasons, the specific Performance Targets determined by the Committee will not be publicly disclosed.

      Section 6. Determination of Plan Awards. At the conclusion of the Year, in accordance with Section 162(m)(4)(C)(iii) of the Code, prior to the payment of any award under the Plan, the Committee shall certify in the Committee's internal meeting minutes the attainment of the Performance Targets for the Year and the calculation of the awards. No award shall be paid if the related Performance Target is not met. In no event shall an award to any participant exceed the lesser of 150% of the participant's base salary, or $2 million. The Committee may, in its sole discretion, reduce or eliminate any participant's calculated award based on circumstances relating to the performance of the Company or the participant. Awards will be paid in cash as soon as practicable following the Committee's certification of the awards.

      Section 7. Termination of Employment. The terms of a Target Award may provide that in the event of a participant's termination of employment for any reason during a Year, the participant (or his or her beneficiary) will receive, at the time provided in Section 6, all or any portion of the award to which the participant would otherwise have been entitled.

      Section 8.  Miscellaneous.

      (a) Amendment and Termination of the Plan. The Committee with the approval of the Board may amend, modify or terminate the Plan at any time and from time to time except insofar as approval by the Company's shareholders is required pursuant to Section 162(m)(4)(C)(ii) of the Code. The Plan shall terminate at the first shareholder meeting that occurs in the fifth Year after the Company's shareholders approve the Plan. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of Target Awards previously established.

      (b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

      (c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries. The Company reserves the right to terminate a participant at any time for any reason notwithstanding the existence of the Plan.

      (d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of a participant's death.

      (e)     Plan Unfunded.   The entire cost of the Plan shall be paid
from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities, nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

      (f) Applicable Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Oregon.